Exhibit 3.9

Delaware The First State	Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF “BETTER CHOICE COMPANY INC.”, FILED IN THIS OFFICE ON THE TWENTY-FIFTH DAY OF MAY, A.D. 2021, AT 9:48 O’ CLOCK A.M.

/s/ Jeffery W. Bullocks
Jeffery W. Bullocks, Secretary of State

7223705 8100 SR# 20212054288	Authentication: 203317496 Date: 05-28-21

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF CANCELLATION OF THE

AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS, PREFERENCES

AND RIGHTS OF THE

SERIES E CONVERTIBLE PREFERRED STOCK OF

BETTER CHOICE COMPANY INC.

The undersigned, Sharla Cook, being the Chief Financial Officer of Better Choice Company, Inc., a Delaware corporation (the “Corporation”), does hereby certify that, pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (“DGCL”), the following resolutions were duly adopted by unanimous written consent by the Board of Directors of the Corporation (the “Board of Directors”) on May 21, 2021, pursuant to the authority conferred upon the Board of Directors by the provisions of the Corporation’s certificate of incorporation, as amended and in effect (the “Certificate of Incorporation”), and in accordance with Section 141(f) of the DGCL, eliminating the designation and relative powers, preferences, rights, qualifications, limitations and restrictions of the Corporation’s Series E Convertible Preferred Stock. These composite resolutions eliminating the designations and relative powers, preferences, rights, qualifications, limitations, and restrictions of such Series E Convertible Preferred Stock are as follows:

WHEREAS, the Board of Directors previously adopted resolutions creating and authorizing a series of preferred stock designated as Series E Convertible Preferred Stock, as originally filed with the Secretary of State of the State of Delaware on October 22, 2018, and as amended and restated and filed with the Secretary of State of the State of Delaware on May 17, 2019 (“Series E Certificate of Designation”);

WHEREAS, the Certificate of Incorporation of the Corporation, as amended from time to time, authorizes preferred stock consisting of 4,000,000 shares, with a par value $0.001 per share (“Preferred Stock”), issuable from time to time in one or more series, of which 2,900,000 shares of Preferred Stock have been designated as Series E Convertible Preferred Stock;

WHEREAS, no shares of Series E Convertible Preferred Stock are outstanding as of the date hereof and no such shares of Series E Convertible Preferred Stock shall be issued in the future;

WHEREAS, the Board of Directors is authorized, subject to limitations prescribed by law and by the provisions of the Certificate of Incorporation, to establish and fix the number of shares to be included in any series of preferred stock and the designation, rights, preferences, powers and limitations of shares of such series;

WHEREAS, the Board of Directors has determined it is advisable and in the best interest of the Corporation and its stockholders to cancel the Series E Certificate of Designation, strike all references to Series E Convertible Preferred Stock from the books and records of the Corporation, and return the 2,900,000 shares of Preferred Stock previously designated as Series E Convertible Preferred Stock to authorized Preferred Stock available for issuance in accordance with the Certificate of Incorporation and Bylaws.

NOW, THEREFORE, BE IT

State of Delaware Secretary of State
Division of Corporations
Delivered 09:48 AM 05125/2021
FILED 09:48 AM 05/25/2021
SR 20212054288 - File Number 7223705

RESOLVED, that pursuant to authority granted to and vested in the Board ofDirectors by the provisions of the Certificate of Incorporation and the DGCL, the Board of Directors hereby cancels the Series E Certificate of Designation, strikes all references to Series E Convertible Preferred Stock from the books and records of the Corporation, and returns all 2,900,000 shares of Preferred Stock previously designated shares of Series E Preferred Stock to their status as authorized Preferred Stock available for issuance as determined by the Board of Directors; and

RESOLVED FURTHER, the officers of the Corporation be, and each of them individually is, in accordance with the foregoing resolutions, authorized, empowered and directed, in the name and on behalf of the Corporation, to file with the Secretary of State of the State of Delaware a Certificate of Cancellation of the Amended and Restated Certificate of Designation, Preferences and Rights of the Series E Convertible Preferred Stock, as such officer or officers shall deem necessary or advisable to carry out the purposes of this resolution, and to prepare, execute and deliver any and all other agreements, amendments, certificates, reports, applications, notices, instruments, schedules, statements, consents, letters or other documents with respect to the matters contemplated by the foregoing resolutions, and to make any filings pursuant to federal, state or local laws, to incur any fees and expenses and to do or cause to be done any and all such other acts and things as, in the opinion of any such officer, may be necessary, appropriate or desirable in order to comply with the applicable laws and regulations of any jurisdiction, or otherwise in order to enable the Corporation fully and promptly to carry out the purposes and intent of the foregoing resolutions and to permit the matters contemplated thereby to be fully consummated.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Cancellation of Amended and Restated Certificate of Designations, Preferences and Rights of the Series E Convertible Preferred Stock of Better Choice Company Inc. has been executed by a duly authorized officer of the Corporation on this 25th day of May, 2021.

By:	/s/ Sharla Cook
Sharla Cook, Chief Financial Officer